Exhibit 99.1
FOR IMMEDIATE RELEASE

October 27, 2016

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter 2016 Operating Results

DALLAS, TEXAS, October 27, 2016 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $21.1 million for the quarter ended September 30, 2016. In comparison, for the quarter ended June 30, 2016, the Bank reported net income of $21.2 million.

The slight decrease in net income from quarter to quarter was attributable primarily to an increase in the Bank's non-interest expenses ($3.9 million) and a decrease in realized gains on the sales of long-term investment securities ($2.9 million), offset by an increase in the Bank's net interest income ($6.9 million).

Total assets at September 30, 2016 were $58.4 billion, compared with $54.4 billion at June 30, 2016 and $42.1 billion at December 31, 2015. The $4.0 billion increase in total assets for the third quarter was attributable primarily to increases in the Bank's short-term liquidity portfolio ($2.9 billion), advances ($0.7 billion) and long-term investments ($0.4 billion). For the nine months ended September 30, 2016, the $16.3 billion increase in total assets was attributable primarily to increases in the Bank's advances ($7.1 billion), short-term liquidity portfolio ($6.1 billion) and long-term investments ($3.0 billion).

Advances totaled $31.8 billion at September 30, 2016, compared with $31.1 billion at June 30, 2016 and $24.7 billion at December 31, 2015.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $2.7 billion at September 30, 2016 as compared to $2.8 billion at June 30, 2016 and $3.2 billion at December 31, 2015. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $13.3 billion at September 30, 2016 as compared to $12.8 billion at June 30, 2016 and $9.7 billion at December 31, 2015. The Bank also held a $0.1 billion long-term U.S. Treasury Note in its trading securities portfolio at both September 30, 2016 and June 30, 2016, as compared to $0.2 billion of long-term U.S. Treasury Notes at December 31, 2015.

The Bank's short-term liquidity portfolio, which is comprised substantially of non-interest bearing excess cash balances, overnight federal funds sold and reverse repurchase agreements, totaled $10.1 billion at September 30, 2016, compared to $7.2 billion at June 30, 2016 and $4.0 billion at December 31, 2015.

During the quarter ended September 30, 2016, the Bank sold approximately $15 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected) and approximately $200 million (par value) of U.S. agency debentures classified as available-for-sale. The aggregate gains recognized on the sales of these securities totaled $0.9 million. In comparison, the aggregate gains recognized on the sales of held-to-maturity and available-for-sale securities totaled $3.8 million in the second quarter of 2016.

The Bank's retained earnings increased to $800.6 million at September 30, 2016 from $784.2 million at June 30, 2016 and $762.2 million at December 31, 2015. On September 28, 2016, a dividend of $4.7 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2016 (and, for comparative purposes, as of and for the quarter ended June 30, 2016) is set forth below. Further discussion and analysis regarding the Bank's third quarter results will be included in its Form 10-Q for the quarter ended September 30, 2016 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 850 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Nine Months Ended September 30, 2016
(Unaudited, in thousands)

	September 30, 2016	June 30, 2016	December 31, 2015
Selected Statement of Condition Data:

Assets
Investments (1)	$26,200,193	$22,982,268	$16,323,518
Advances	31,821,835	31,122,698	24,746,802
Mortgage loans held for portfolio, net	69,988	66,868	55,117
Cash and other assets	265,603	266,376	956,590	(3)
Total assets	$58,357,619	$54,438,210	$42,082,027

Liabilities
Consolidated obligations
Discount notes	$31,099,645	$30,047,547	$20,541,329
Bonds	23,122,425	20,747,687	18,024,692	(3)
Total consolidated obligations	54,222,070	50,795,234	38,566,021
Mandatorily redeemable capital stock	2,341	3,251	8,929
Other liabilities	1,475,543	1,168,950	1,307,765
Total liabilities	55,699,954	51,967,435	39,882,715
Capital
Capital stock — putable	1,880,042	1,810,769	1,540,132
Retained earnings	800,623	784,163	762,203
Total accumulated other comprehensive income (loss)	(23,000)	(124,157)	(103,023)
Total capital	2,657,665	2,470,775	2,199,312
Total liabilities and capital	$58,357,619	$54,438,210	$42,082,027

Total regulatory capital (2)	$2,683,006	$2,598,183	$2,311,264

	For the Quarter Ended	For the Quarter Ended	For the Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2016
Selected Statement of Income Data:

Net interest income	$44,668	$37,813	$118,215
Other income	2,405	5,393	702
Other expense	23,600	19,662	62,692
AHP assessment	2,348	2,355	5,625
Net income	$21,125	$21,189	$50,600

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of September 30, 2016, June 30, 2016 and December 31, 2015, total regulatory capital represented 4.60 percent, 4.77 percent and 5.49 percent, respectively, of total assets as of those dates.

(3)
Reflects the reclassification of $1.267 million of unamortized debt issuance costs from other assets to consolidated obligation bonds, as required by Accounting Standards Update 2015-03 "Simplifying the Presentation of Debt Issuance Costs."

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